Spark Networks(R) Reports Third Quarter Financial Results

LOS ANGELES, CA -- (Marketwired - November 06, 2014) - Spark Networks, Inc. (NYSE MKT: LOV)

  Contribution(1) of $9.0 million, highest since Q1 2009
  Adjusted EBITDA(2) of $2.5 million, highest since Q1 2010
  Average paying subscribers(3) of 257,679, a sequential decline of 6%

Spark Networks, Inc. (NYSE MKT: LOV), a leader in creating niche-focused brands that build and strengthen the communities they serve, today reported financial results for the third quarter ended September 30, 2014.

Financial Highlights

                                    Q3 2013        Q2 2014        Q3 2014
                                -------------- -------------- --------------
  Revenue                        $17.4 Million  $15.8 Million  $15.0 Million
  Contribution                    $4.7 Million   $7.8 Million   $9.0 Million
  Adjusted EBITDA               $(1.8) Million       $937,000   $2.5 million
  Net Loss                      $(2.6) Million $(1.1) Million $(1.0) Million
  Cash Balance                   $17.2 Million  $10.1 Million   $9.3 Million
  Avg. Paying Subs                     300,225        275,345        257,679
  ARPU                                  $18.38         $17.95         $18.33

Financial Results

Revenue in the third quarter of 2014 was $15.0 million, a decrease of 14% compared to the year-ago period, and a 5% decrease compared to the prior quarter. The year-over-year decrease was primarily driven by a 14% decrease in average paying subscribers, reflecting a 15% and 9% decline in average paying subscribers for the Christian and Jewish Networks segments, respectively. The sequential decrease was primarily driven by a 6% decrease in average paying subscribers, reflecting an 8% and 3% decline in average paying subscribers for the Christian and Jewish Networks segments, respectively.

Direct marketing expenses in the third quarter of 2014 were $6.0 million, a decrease of 52% compared to the year-ago period and a 24% decrease compared to the prior quarter. Christian Networks accounted for the majority of the decrease, reflecting the company's strategy to reduce and reallocate direct marketing investments in the segment.

Contribution in the third quarter of 2014 was $9.0 million, an increase of 90% compared to the year-ago period and a 14% increase compared to the prior quarter. Christian Networks was the primary driver with improved marketing efficiency and a better mix within our paying subscriber base.

Excluding direct marketing and one-time severance and restructuring expenses, costs and expenses in the third quarter of 2014 were $7.4 million, an increase of 3% and a decrease of 2% compared to the year-ago period and the prior quarter, respectively. In the third quarter of 2014, the Company incurred one-time expenses totaling $1.9 million, comprised of approximately $1.0 million in connection with severance related to the former CEO, approximately $200,000 in connection with severance related to the former general counsel, approximately $200,000 associated with severance related to a general reduction in the workforce and approximately $500,000 in connection with reimbursement of proxy contest costs.

Net loss in the third quarter of 2014 was $(969,000), or $(0.04) per share, compared to a net loss of $(2.6) million, or $(0.11) per share, in the year ago period, and a net loss of $(1.1) million or $(0.05) per share in the prior quarter.

Excluding one-time expenses associated with the separation of the Company's former CEO and General Counsel, the severance associated with a general reduction in workforce and the reimbursement of proxy contest costs in the third quarter of 2014, Adjusted EBITDA was $2.5 million compared to a loss of $(1.8) million in the year ago period and income of $937,000 in the prior quarter (excluding $1.3 million of proxy fees and related costs).

Total average paying subscribers in the third quarter of 2014 were 257,679, a decrease of 14% compared to the year-ago period and a 6% decrease compared to the prior quarter. Christian Networks average paying subscribers were 166,908 in the third quarter of 2014, a 15% decrease compared to the year-ago period and an 8% decrease compared to the prior quarter. Jewish Networks average paying subscribers were 76,481, a 9% decrease compared to the year-ago period and a 3% decrease compared to the prior quarter. Other Networks average paying subscribers were 14,290, a 25% decrease compared to the year-ago period and a 7% decrease compared to the prior quarter.

Balance Sheet, Cash, Debt
As of September 30, 2014, the company had cash and cash equivalents of $9.3 million. As of September 30, 2014, the company had no outstanding debt.

Commentary and Outlook
Executive Chairman Michael McConnell stated, "The Company has experienced significant changes since the removal of the majority of the Board in July. The initial focus of the new Board has been on right-sizing the corporate cost structure and driving improved marketing efficiency, particularly at ChristianMingle. Both objectives have largely been accomplished. Improved marketing efficiency at ChristianMingle drove subscriber acquisition costs ('SAC') in September that were less than subscriber lifetime value ('LTV') for the first time since January 2012.

"Looking forward, the primary objective is to drive substantial improvement to our product functions and features across all platforms. Our JDate iPhone App was approved this week and we will launch the ChristianMingle App by the end of the year. We are exploring both leveraging our presence in Israel and outsourcing certain other development activities to accelerate product development. We are fully committed to devoting the financial resources to greatly improve our product, support our brands and provide to our customers an industry leading experience. We know we have work to do in this area.

"In summary, much has been accomplished in the last several months, but much work remains. The team has embraced our future with a sense of urgency and focus. We look forward to driving changes that create a terrific experience for our customers and support the core communities we serve."

                            SPARK NETWORKS, INC.
                     SEGMENT RESULTS FROM OPERATIONS(4)
           (in thousands except subscriber and ARPU information)

                                                                  Q3 '14 v.
                   Q3 2013   Q4 2013   Q1 2014   Q2 2014  Q3 2014   Q3 '13
                  --------  --------  --------  -------- -------- ---------

Net Revenue
Jewish Networks   $  6,433  $  6,444  $  6,124  $  5,895 $  5,724     -11.0%
Christian
 Networks           10,088     9,989     9,789     9,199    8,672     -14.0%
Other Networks         715       667       610       570      533     -25.5%
Offline & Other
 Businesses            125       104        93        93       79     -36.8%
                  --------  --------  --------  -------- -------- ---------
  Total Net
   Revenue        $ 17,361  $ 17,204  $ 16,616  $ 15,757 $ 15,008     -13.6%

Direct Mktg. Exp.
Jewish Networks   $    822  $    991  $  1,115  $    693 $    628     -23.6%
Christian
 Networks           11,659    11,769    10,104     7,073    5,293     -54.6%
Other Networks         123       121       142       115      107     -13.0%
Offline & Other
 Businesses             30        36        25        28       19     -36.7%
                  --------  --------  --------  -------- -------- ---------
  Total Direct
   Mktg. Exp.     $ 12,634  $ 12,917  $ 11,386  $  7,909 $  6,047     -52.1%

Contribution
Jewish Networks   $  5,611  $  5,453  $  5,009  $  5,202 $  5,096      -9.2%
Christian
 Networks           (1,571)   (1,780)     (315)    2,126    3,379       N/A
Other Networks         592       546       468       455      426     -28.0%
Offline & Other
 Businesses             95        68        68        65       60     -36.8%
                  --------  --------  --------  -------- -------- ---------
  Total
   Contribution   $  4,727  $  4,287  $  5,230  $  7,848 $  8,961      89.6%

Average Paying
 Subs.
Jewish Networks     83,732    83,175    80,395    78,856   76,481      -8.7%
Christian
 Networks          197,420   192,349   189,251   181,062  166,908     -15.5%
Other Networks      19,073    17,236    16,396    15,427   14,290     -25.1%
                  --------  --------  --------  -------- -------- ---------
  Total Avg.
   Paying
   Subs.(5)        300,225   292,760   286,042   275,345  257,679     -14.2%
ARPU(6)
Jewish Networks   $  25.28  $  25.34  $  24.87  $  24.43 $  24.53      -2.9%
Christian
 Networks            16.07     16.14     16.19     15.64    16.01      -0.3%
Other Networks       12.08     12.44     12.08     11.97    12.11       0.2%
                  --------  --------  --------  -------- -------- ---------
  Total ARPU(6)   $  18.38  $  18.54  $  18.40  $  17.95 $  18.33      -0.3%

               Distribution of New Subscription Purchases(7)

                                       Q3      Q4      Q1      Q2      Q3
                                      2013    2013    2014    2014    2014
                                     ------  ------  ------  ------  ------

Jewish Networks
  1 month plans                        40.1%   39.9%   39.5%   40.4%   38.5%
  3 month plans                        27.3%   26.2%   26.7%   23.6%   24.9%
  6 month plans                        32.6%   33.9%   33.8%   36.0%   36.6%
                                     ------  ------  ------  ------  ------
                                      100.0%  100.0%  100.0%  100.0%  100.0%

Christian Networks
  1 month plans                        43.6%   43.5%   44.4%   44.8%   50.6%
  3 month plans                        23.1%   25.9%   21.7%   18.6%   20.8%
  6 month plans                        33.3%   30.6%   33.9%   36.6%   28.6%
                                     ------  ------  ------  ------  ------
                                      100.0%  100.0%  100.0%  100.0%  100.0%

Other Networks
  1 month plans                        60.8%   57.5%   57.9%   55.4%   58.6%
  3 month plans                        12.6%   12.8%   13.2%   12.7%   12.2%
  6 month plans                        26.5%   29.7%   28.9%   31.9%   29.2%
                                     ------  ------  ------  ------  ------
                                      100.0%  100.0%  100.0%  100.0%  100.0%

                           Composition of Average Paying Subscriber Base(8)
                           ------------------------------------------------

                            Q3 2013   Q4 2013   Q1 2014   Q2 2014   Q3 2014
                           --------  --------  --------  --------  --------

Jewish Networks
First Time Subscribers         25.3%     24.2%     23.1%     22.4%     21.9%
Winback Subscribers            30.6%     29.9%     29.3%     29.8%     29.5%
Renewal Subscribers            44.1%     45.9%     47.6%     47.8%     48.6%
                           --------  --------  --------  --------  --------
Total                         100.0%    100.0%    100.0%    100.0%    100.0%

Christian Networks
First Time Subscribers         53.8%     52.0%     49.1%     45.8%     42.7%
Winback Subscribers            18.5%     18.9%     19.3%     19.9%     20.5%
Renewal Subscribers            27.7%     29.1%     31.6%     34.3%     36.8%
                           --------  --------  --------  --------  --------
Total                         100.0%    100.0%    100.0%    100.0%    100.0%

Other Networks
First Time Subscribers         33.9%     31.8%     32.1%     32.2%     31.2%
Winback Subscribers            24.7%     24.2%     23.2%     23.1%     22.6%
Renewal Subscribers            41.4%     44.0%     44.7%     44.7%     46.2%
                           --------  --------  --------  --------  --------
Total                         100.0%    100.0%    100.0%    100.0%    100.0%

Investor Conference Call
The company will discuss its financial results during a live teleconference today at 1:30 p.m. Pacific time.

Toll-Free (United States): 1-877-705-6003
International: 1-201-493-6725

In addition, the company will host a webcast of the call which will be accessible in the Investor Relations section of the company's website at www.spark.net or by clicking http://investor.spark.net.

A replay will begin approximately three hours after completion of the call and run until November 20, 2014.

Replay
Toll-Free (United States): 1-877-870-5176
International: 1-858-384-5517
Passcode: 13594281

Safe Harbor Statement:
This press release contains forward-looking statements. Any statements in this news release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as "may," "will," "expect," "believe," "anticipate," "estimate," "intends," "goal," "objective," "seek," "attempt," or variations of these or similar words, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to our ability to: attract members; convert members into paying subscribers and retain our paying subscribers; develop or acquire new product offerings and successfully implement and expand those offerings; keep pace with rapid technological changes; maintain the strength of our existing brands and maintain and enhance those brands; continue to depend upon the telecommunications infrastructure and our networking hardware and software infrastructure; identify and consummate strategic acquisitions and integrate acquired companies or assets; obtain financing on acceptable terms; and successfully implement both cost cutting initiatives and our current long-term growth strategy. For a discussion of these and further risks and uncertainties, please see our filings with the Securities and Exchange Commission. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings with the SEC also are available from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

About Spark Networks, Inc.:
The Spark Networks portfolio of consumer Web sites includes, among others, JDate®.com (www.jdate.com), ChristianMingle®.com (www.christianmingle.com), Spark®.com (www.spark.com), BlackSingles.com® (www.blacksingles.com), and SilverSingles®.com (www.silversingles.com).

(1) "Contribution" is defined as revenue, net of credits and credit card chargebacks, less direct marketing.

(2) The company reports Adjusted EBITDA as a supplemental measure to generally accepted accounting principles in the United States ("GAAP"). This measure is one of the primary metrics by which we evaluate the performance of our businesses, budget, forecast and compensate management. We believe this measure provides management and investors with a consistent view, period to period, of the core earnings generated from on-going operations and excludes the impact of: (i) non-cash items such as stock-based compensation, asset impairments, non-cash currency translation adjustments related to an inter-company loan and (ii) one-time items that have not occurred in the past two years and are not expected to recur in the next two years. Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing our operating performance or financial position, as Adjusted EBITDA is not defined by GAAP.

"Adjusted EBITDA" is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation, impairment of long-lived assets, non-cash currency translation adjustments for an inter-company loan and non-recurring proxy contest costs and severance expense.

(3) "Average paying subscribers" are defined as individuals who have paid a monthly fee for access to communication and Web site features beyond those provided to our members. Average paying subscribers for each month are calculated as the sum of the paying subscribers at the beginning and end of the month, divided by two. Average paying subscribers for periods longer than one month are calculated as the sum of the average paying subscribers for each month, divided by the number of months in such period.

(4) In accordance with Segment Reporting guidance, the company's financial reporting includes detailed data on four separate operating segments. The Jewish Networks segment consists of the company's JDate.com, JDate.co.il, JDate.fr, JDate.co.uk and Cupid.co.il Web sites and their respective co-branded Web sites. The Christian Networks segment consists of the company's ChristianMingle.com, ChristianMingle.co.uk, ChristianMingle.com.au, Believe.com, ChristianCards.net, ChristianDating.com, DailyBibleVerse.com and Faith.com Web sites. The Other Networks segment consists of Spark.com and related other general market Web sites as well as other properties which are primarily composed of sites targeted towards various religious, ethnic, geographic and special interest groups. The Offline & Other Businesses segment consists of revenue generated from offline activities and HurryDate events and subscriptions.

(5) Total Average Paying Subscribers excludes results from the company's HurryDate business due to its relative size.

(6) ARPU is defined as average revenue per user per month. Total ARPU excludes results from the company's HurryDate business due to its relative size.

(7) One month plans may also include a small amount of two month plans. Three month plans may include a small amount of four month plans. Six month plans may include a small amount of twelve month plans.

(8) Represents the type of subscriber comprising the average paying subscribers in that period. First Time Subscribers are defined as those subscribers that have never purchased a subscription from the company for that reporting segment. Winback Subscribers are defined as those individuals who have purchased a subscription from the company for that reporting segment, allowed their subscription to lapse, and subsequently purchased a subscription from the company for that reporting segment. Renewal Subscribers are defined as those subscribers that have auto-renewed a subscription from the company for that reporting segment.

                            SPARK NETWORKS, INC.
                        CONSOLIDATED BALANCE SHEETS
                (unaudited, in thousands, except share data)

                                                December 31,  September 30,
                                               -------------  -------------
                                                    2013           2014
                                               -------------  -------------
Assets
Current assets:
  Cash and cash equivalents                    $      14,723  $       9,309
  Restricted cash                                      1,296          1,124
  Accounts receivable                                  1,569          1,457
  Deferred tax asset - current                            10             10
  Prepaid expenses and other                           1,787            935
                                               -------------  -------------
    Total current assets                              19,385         12,835
Property and equipment, net                            3,901          3,918
Goodwill                                               9,305          8,893
Intangible assets, net                                 2,269          2,481
Deferred tax asset - non-current                         186              -
Deposits and other assets                                208            244
                                               -------------  -------------
    Total assets                               $      35,254  $      28,371
                                               =============  =============

Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                             $       1,516  $         777
  Accrued liabilities                                  5,761          4,809
  Deferred revenue                                     8,830          7,909
  Deferred tax liability - current portion               526            526
                                               -------------  -------------
    Total current liabilities                         16,633         14,021
Deferred tax liability - non-current                   1,781          1,723
Other liabilities                                      1,717          1,662
                                               -------------  -------------
    Total liabilities                                 20,131         17,406
Commitments and contingencies
Stockholders' equity:
Authorized capital stock consists of
 100,000,000 shares of Common Stock, $0.001
 par value; issued and outstanding: 24,274,042
 and 24,001,937 shares at Sept 30, 2014 and
 December 31, 2013, respectively:                         24             26
  Additional paid-in-capital                          70,747         71,599
  Accumulated other comprehensive income                 776            760
  Accumulated deficit                                (56,424)       (61,420)
                                               -------------  -------------
  Total stockholders' equity                          15,123         10,965
                                               -------------  -------------
    Total liabilities and stockholders' equity $      35,254  $      28,371
                                               =============  =============

                            SPARK NETWORKS, INC.
                   CONSOLIDATED STATEMENTS OF OPERATIONS
              (unaudited, in thousands, except per share data)

                                 Three Months Ended      Nine Months Ended
                                    September 30,          September 30,
                               ----------------------  --------------------
                                  2013        2014        2013       2014
                               ----------  ----------  ---------  ---------

Revenue                        $   17,361  $   15,008  $  52,205  $  47,381

Cost and expenses:
  Cost of revenue (exclusive
   of depreciation shown
   separately below)               13,620       7,004     42,046     28,234
  Sales and marketing               1,423       1,368      3,972      4,299
  Customer service                    746         738      2,136      2,289
  Technical operations                288         276        887        917
  Development                         746         886      2,331      2,645
  General and administrative        2,496       4,446      7,704     11,472
  Depreciation                        529         518      1,454      1,558
  Amortization of intangible
   assets                              10          10         10         30
  Impairment of long-lived
   assets                               -         103        265        103
                               ----------  ----------  ---------  ---------
Total cost and expenses            19,858      15,349     60,805     51,547

Operating loss                     (2,497)       (341)    (8,600)    (4,166)
Interest (income) expense and
 other, net                           (77)        340       (172)       323
                               ----------  ----------  ---------  ---------
Loss before income taxes           (2,420)       (681)    (8,428)    (4,489)
Provision for income taxes            195         288        403        507
                               ----------  ----------  ---------  ---------
Net loss                       $   (2,615) $     (969) $  (8,831) $  (4,996)
                               ==========  ==========  =========  =========

Net loss per share - basic and
 diluted                       $    (0.11) $    (0.04) $   (0.39) $   (0.21)
                               ==========  ==========  =========  =========
Weighted average shares
 outstanding - basic and
 diluted                           23,753      24,035     22,410     23,936
                               ==========  ==========  =========  =========

   Stock-based compensation:    Three Months Ended    Nine Months Ended
   (in thousands)                 September 30,         September 30,
                                 2013       2014       2013       2014
                              ---------- ---------- ---------- ----------
   Cost of revenue            $        - $        3 $        - $        3
   Sales and marketing                36 $       23        107         99
   Technical operations                2          -          4          -
   Development                         3          -         10          -
   General and administrative        153        259        455        511

Reconciliation of Net Loss to
 Adjusted EBITDA:                Three Months Ended      Nine Months Ended
(in thousands)                      September 30,          September 30,
                               ----------------------  --------------------
                                  2013        2014        2013       2014
                               ----------  ----------  ---------  ---------

Net loss                       $   (2,615) $     (969) $  (8,831) $  (4,996)
Interest                               19          12         53         36
Taxes                                 195         288        403        507
Depreciation                          529         518      1,454      1,558
Amortization                           10          10         10         30
                               ----------  ----------  ---------  ---------
EBITDA                             (1,862)       (141)    (6,911)    (2,865)
Stock-based compensation              194         285        576        613
Impairment of long-lived
 assets                                 -         103        265        103
Non-recurring proxy and
 severance                              -       1,884          -      3,308
Non-cash currency translation
 adjustments                          (99)        327       (215)       284
                               ----------  ----------  ---------  ---------
Adjusted EBITDA                $   (1,767) $    2,458     (6,285) $   1,443
                               ==========  ==========  =========  =========

For More Information
Investors:
Brett Zane
bzane@spark.net